Exhibit 23.8

[Letterhead of Lazard Freres & Co.]

September 9, 2004

Board of Directors
USA Mobility, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

Members of the Board:

     We hereby consent to the use in the Registration Statement of USA Mobility, Inc. on Amendment No. 2 to Form S-4 and in the Joint Proxy Statement/Prospectus of Metrocall Holdings, Inc. and Arch Wireless, Inc., the form of which is part of the Registration Statement, of our opinion dated March 28, 2004, appearing as Annex E to such Joint Proxy Statement/Prospectus, to the description therein of such opinion and to the references to our name contained therein under the headings “Summary of the Joint/Proxy Statement/Prospectus”, “The Merger–Background of the Merger”, “The Merger–Metrocall’s Reasons for the Merger”, “The Merger–Opinion of Metrocall’s Financial Advisor” and “The Merger–Comparison of Projections Used in Opinions of Metrocall’s and Arch’s Financial Advisors”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Lazard Freres & Co.
By:	/s/ Jim Millstein
Name:	Jim Millstein
Title:	Managing Director